EXHIBIT 10.1

AMENDMENT NO. 2 TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 2 to Executive Employment Agreement (this “Amendment”) is entered into by and between Spark Networks, Inc., a Delaware Corporation (“Company”), and Gregory R. Liberman (“Executive”).

A.     The Company and Executive entered into that certain Executive Employment Agreement dated April 11, 2011, as amended by Amendment No.1 dated December 20, 2012 (collectively, the “Agreement”), pursuant to which the Executive would be employed by the Company as President and Chief Executive Officer. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

B.     The Company and Executive wish to amend the Agreement pursuant to the terms of Section 13 thereof to reflect changes to provisions regarding: (i) the amount of cash severance payments and (ii) vesting of options in connection with a Change in Control.

The parties agree as follows:

1.     Effective Date. The effective date of this Amendment shall be the date this Amendment is signed by the parties (the “Amendment Effective Date”).

2.     Severance Payment Enhancement. As of the Amendment Effective Date, the following amendments are made to Sections 8.1 and 8.9(b) of the Agreement in order to provide an enhanced level of cash severance under certain circumstances:

a.     The next to last sentence of Section 8 of the Agreement is amended to read as follows:

“In the event Executive’s employment is terminated by either party, for any reason, during the Term of Employment, the Company shall pay to Executive upon Executive’s termination of employment (i) the prorated Base Salary earned as of the date of Executive’s termination of employment, plus (ii) the accrued but unused vacation as of the date of Executive’s termination of employment, plus (iii) the amount of any Annual Bonus earned for performance for the fiscal year of the Company that ended before the date of Executive’s termination of employment to the extent not yet paid as of the date of Executive’s termination of employment.”

b.     Clause (a) of the first sentence of Section 8.1 of the Agreement is amended to read as follows:

“… (a) a single cash lump-sum “Severance Payment” equal to the sum of the annual Base Salary in effect immediately prior to Executive’s termination of employment plus (i) fifty percent (50%) of the Target Annual Bonus for the fiscal year in which Executive’s termination of employment occurs if such termination is effective on or prior to June 30 of such fiscal year or (ii) the Target Annual Bonus for the fiscal year in which Executive’s termination of employment occurs if such termination is effective on or after July 1 of such fiscal year, payment to be made on the thirtieth (30th) day following termination; provided, however, that if the applicable termination of employment occurs at any time on or after the date of a Change in Control, the Severance Payment shall equal the sum of two hundred percent (200%) of the annual Base Salary in effect immediately prior to Executive’s termination of employment plus (i) fifty percent (50%) of the Target Annual Bonus for the fiscal year in which Executive’s termination of employment occurs if such termination is effective on or prior to June 30 of such fiscal year or (ii) the Target Annual Bonus for the fiscal year in which Executive’s termination of employment occurs if such termination is effective on or after July 1 of such fiscal year …”

c.     The following proviso is added to the end of the first sentence in the definition of “Change in Control” in Section 8.9(b) of the Agreement:

“… provided, however, that solely for purposes of determining Executive’s entitlement to a Severance Payment under Section 8.1(a), a Change in Control shall also mean during any period of 24 consecutive months the Incumbent Directors cease to constitute at least a majority of the members of the Board. “Incumbent Directors” for this purpose shall mean individuals who were members of the Board at the beginning of such period.”

3.     Vesting of Options upon a Change in Control. As of the Amendment Effective Date, the following amendments are made to Sections 8.2, 8.3 and 8.9(d) of the Agreement in order to provide full vesting of all outstanding, unexercised options held by Executive as of the date of a Change in Control without regard to an obligation to provide continued employment to the successor company:

a.     The second sentence of Section 8.2 of the Agreement (“However, in the event a successor company desires to retain Executive’s services …”) is deleted in its entirety.

b.     The text of Section 8.3 of the Agreement is deleted in its entirety and Section 8.3 shall read as follows:

“8.3     Reserved.”

c.     The parenthetical in clause (iii) of Section 8.9(d) of the Agreement (“(other than in connection with a continuation of employment after Change in Control pursuant to Section 8.3)”) is deleted in its entirety.

d.     For the avoidance of doubt, the treatment of options as provided in the foregoing amendments in this Section 3 shall apply to any outstanding options held by Executive as of the Amendment Effective Date notwithstanding any provision in the applicable award agreements for such options to the contrary.

4.     No Other Changes in Terms and Conditions of Agreement. Except as specifically set forth in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

5.     Interpretation; Construction. This Amendment and the Executive Employment Agreement shall be read together as a single, integrated agreement. The headings set forth in this Amendment are for convenience only and shall not be used in interpreting this Amendment. This Amendment has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Amendment and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Amendment.

THE PARTIES TO THIS AMENDMENT HAVE READ THE FOREGOING AMENDMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AMENDMENT ON THE DATES SHOWN BELOW.

GREGORY R. LIBERMAN

/s/ Gregory R. Liberman

Dated: October 17, 2013

SPARK NETWORKS, INC

/s/ Michael Kumin
Michael Kumin
Chairman of the Board of Directors

Dated: October 17, 2013